Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 19, 2010, relating to the financial statements and financial statement schedule of Mindspeed Technologies, Inc. (which report expressed an unqualified opinion and included an explanatory paragraph regarding the retrospective adjustment to the consolidated financial statements for the adoption of Accounting Standards Codification Subtopic 470-20, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement)) and the effectiveness of Mindspeed Technologies Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Mindspeed Technologies, Inc. filed November 22, 2010.
/s/ DELOITTE & TOUCHE LLP
Costa Mesa, CA
April 6, 2011